INDEPENDENT AUDITORS' CONSENT

We consent to the incorporation by reference in this Post-Effective Amendment
No. 17 to Registration Statement No. 33-65170 of American Century Investment
Trust on Form N-1A of our report dated December 7, 2001, appearing in the Annual
Report of High-Yield Fund, one of the funds comprising American Century
Investment Trust for the year ended October 31, 2001, in the Statement of
Additional Information, which is part of this Registration Statement, and to the reference to us under the caption "Other Service Providers - Independent
Accountants" in such Statement of Additional Information.

/s/ Deloitte & Touche LLP
Deloitte & Touche LLP

Kansas City, Missouri
June 24, 2002